Exhibit 10.9

Description of Tucows Fiscal 2004 At Risk Compensation Plan

TUCOWS INC.

AT RISK COMPENSATION PLAN

PURPOSE:

The purpose of the Tucows Inc. at risk bonus compensation plan is to provide executive officers with personal performance targets and an opportunity to share in the growth and success of the Company, thereby more closely aligning the interests of management with those of the Company's shareholders

PLAN:

        Personal and Company Net Income Performance

        The personal and net income performance bonus is two tiered and is paid partially in recognition of an individual's achievement of established objectives and partially in acknowledgement of the Company's net income performance. All executive officers other than the President and Chief Executive Officer receive twenty-five percent (25%) of their bonus on the achievement of personal objectives and seventy-five percent (75%) on the Company's net income performance. The bonus for the President and Chief Executive Officer is one hundred percent (100%) dependent upon the Company's net income performance. In order for any officer to receive payment of either portion of the bonus, the Company must achieve a minimum of seventy-five percent (75%) of its annual net income budget.

        Seventy-five percent (75%) of the bonus payable with respect to the Company's net income performance is payable on a quarterly basis assuming that the Company has met the budget threshold. A holdback of twenty-five percent (25%) is applied to allow for quarterly fluctuations in net income performance over the course of the fiscal year and is paid following the assessment of the Company's annual results.

Incremental Gross Margin

        In addition, the Company rewards its executive officers when the Company's gross margin results exceed forecasts in the annual budget. This bonus is funded by allocating twenty- percent (20%) of any gross margin in excess of budget to a pool which is distributed to executive officers.

ADMINISTRATION

        An executive must be employed with the Company at the end of each fiscal year in order to receive the full net income and gross margin performance bonus. Ongoing employment is also a prerequisite to receiving that portion of the personal performance bonus retained by the Company as a hold back. Bonuses are distributed after an assessment of the Company's annual performance. Typically employees who have taken leave or who have joined the Company during the year will participate in the program on a pro-rated basis to allow for the partial year participation.

        All elements of the "at risk" compensation plan are approved by the Compensation Committee of the Company's Board of Directors on an annual basis. The Committee administers and interprets the plans either directly or through its delegates. All decisions by the Committee are final and binding upon the Company and those employee beneficiaries participating in the plan(s).